European Bank for Reconstruction and Development DSTRBRPT

Exhibit (d)(iii)

UK MiFIR product governance / Professional investors and ECPs target market only:

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook ("COBS") and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”) only; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate.  Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

7 May 2024

PRICING SUPPLEMENT

European Bank for Reconstruction and Development
MXN 200,000,000 10.95 per cent. Notes due 9 May 2025 (the “Notes”) issued pursuant to the European Bank for Reconstruction and Development
EUR 45,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circular dated 22 July 2019 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES
1	Specified Currency:	Mexican Pesos (“MXN”), the lawful currency of the United Mexican States, subject to the provisions set out in the Annex hereto
2	Nominal Amount:	MXN 200,000,000
3	Type of Note:	Fixed Rate
4	Issue Date:	9 May 2024
5	Issue Price:	100.00 per cent. of the Nominal Amount

6	Maturity Date:	9 May 2025, subject to the provisions set out in the Annex hereto
7	Fungible with existing Notes:	No
FORM OF THE NOTES
8	Form of Note:	Registered
9	New Global Note:	No
10	Specified Denomination(s):	MXN 10,000,000
11	Exchange of Bearer Notes:	Not Applicable
12	Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable
	Date(s) on which the Talons mature:	Not Applicable
13	(i) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary.
	Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances described on page 42 of the Offering Circular.
PROVISIONS RELATING TO INITIAL PAYMENT
14	Partly Paid Notes:	No
PROVISIONS RELATING TO INTEREST
15	Interest Commencement Date:	Issue Date
16	Fixed Rate Notes:
	(i) Fixed Rate of Interest:	10.95 per cent. per annum payable annually in arrear on each Fixed Interest Date, subject to the provisions set out in the Annex hereto
	(ii) Fixed Interest Dates:	The Maturity Date, subject to the provisions set out in the Annex hereto.
	(iii) Initial Broken Amount per Specified Denomination:	Not Applicable
	(iv) Final Broken Amount per Specified Denomination:	Not Applicable
	(v) Fixed Day Count Fraction:	30/360
	(vi) Business Day Convention:	Following Business Day Convention

	(vii) Business Day definition if different from that in Condition 4(a)(iii):	Condition 4(a)(iii) applies and, for the avoidance of doubt, Mexico City shall be the principal financial centre; and London, New York City and TARGET shall be additional business centres.
	(viii) Calculation of interest to be adjusted in accordance with Business Day Convention specified above:	No
17	Zero Coupon Notes:	Not Applicable
18	Floating Rate Notes and Indexed Notes:	Not Applicable
PROVISIONS REGARDING PAYMENTS/DELIVERIES
19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies and, for the avoidance of doubt, Mexico City shall be the principal financial centre; and London, New York City and TARGET shall be additional business centres.
20	Dual Currency Notes:	Not Applicable
21	Physically Settled Notes:	Not Applicable
PROVISIONS REGARDING REDEMPTION/MATURITY
22	(i) Redemption at Issuer’s option:	No
	Redemption at Noteholder’s option:	No
23	(i) Final Redemption Amount for each Note (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100.00 per cent. per Specified Denomination, subject to the provisions set out in the Annex hereto
	Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable
24	Instalment Note:	Not Applicable
25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in the Annex hereto

DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS
26	Method of distribution:	Non-Syndicated
27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of Dealer:	Jefferies International Limited 100 Bishopsgate London EC2N 4JL United Kingdom
28	Date of Syndication Agreement:	Not Applicable
29	Stabilising Manager:	Not Applicable
30	Additional selling restrictions:

United Mexican States:

The information contained in this Pricing Supplement has not been reviewed or authorized by the Mexican Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (“CNBV”). The Dealer has agreed that it will not offer the Notes publicly in the United Mexican States and will not distribute any offering materials in the United Mexican States. The Notes have not been and will not be registered with the National Registry of Securities and therefore may not be publicly offered in the United Mexican States.

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Not Applicable
32	Intended to be held in a manner which would allow Eurosystem eligibility:	No
33	Common Code:	281920065
	ISIN Code:	XS2819200655
34	Listing:	Not Applicable
35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.	Not Applicable

36	Additional Information:	The provisions set out in the Annex shall apply to the Terms and Conditions in accordance herewith
37	Total Commissions:	Not Applicable

This Pricing Supplement comprises the pricing supplement required for issue of the Notes described herein pursuant to the Euro 45,000,000,000 Global Medium Term Note Programme for the issue of notes of European Bank for Reconstruction and Development as from 9 May 2024 or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement. other than the information contained under the heading “UK MiFIR product governance / Professional investors and ECPs target market only”.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Stefan Filip
Authorised signatory

Annex

Settlement Disruption Event and Fallback Provisions

All payments in respect of the Notes will be made in MXN, subject to the occurrence of a Settlement Disruption Event that results in any payment being made on a Postponed Fixed Interest Date, the Postponed Maturity Date or the Postponed Early Redemption Date and will in all cases be subject to any fiscal or other laws applicable thereto.

If the Calculation Agent determines (in its sole discretion acting in good faith and in a commercially reasonable manner) that a Settlement Disruption Event has occurred and is subsisting during the Determination Period:

A. The Calculation Agent shall notify the Issuer and the Agent of its determination promptly after making such determination (but in no event later than 11.00 a.m. London time one Business Day after the last day of the Determination Period) whereupon the Agent shall promptly thereafter (but in no event later than one Business Day after receipt of the notice from the Calculation Agent) notify the Noteholders thereof (in accordance with Condition 13 of the Notes), and

B. Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling two Business Days after the day on which the Issuer is notified by the Calculation Agent that a Settlement Disruption Event no longer subsists (in accordance with the paragraph below) and (ii) the Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date, as the case may be.

If a Settlement Disruption Event no longer subsists on or before 5:00 p.m. London time on the fourth Business Day preceding the relevant Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date (as the case may be), the Calculation Agent shall notify the Issuer and the Agent thereof promptly on or after the Business Day on which such Settlement Disruption Event no longer subsists (but in no event later than one Business Day thereafter) whereupon the Agent shall promptly thereafter (but in no event later than one Business Day after receipt of the aforementioned notice from the Calculation Agent) notify the Noteholders thereof (in accordance with Condition 13 of the Notes).

If any amount is to be paid on a Postponed Fixed Interest Date, the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be), regardless of whether a Settlement Disruption Event is still subsisting at such time, payment shall be made in United States Dollars ("USD") and shall be calculated by the Calculation Agent (and promptly notified to the Agent and the Issuer (but in no event later than two Business Days before the Postponed Fixed Interest Date, the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be)) in an amount per Specified Denomination which shall be produced by the following provisions, such amount to be rounded to the nearest whole cent (with 0.005 cent being rounded upwards):

Relevant MXN Amount ÷ Reference Rate

For the avoidance of doubt, no additional amounts shall be payable by the Issuer in respect of any delay in payment beyond the originally scheduled Fixed Interest Date, Maturity Date, or as the case may be, Early Redemption Date (in each case, as adjusted, if appropriate, in accordance with the Following Business Day Convention) to the Postponed Fixed Interest Date, Postponed Maturity Date or Postponed Early Redemption Date (as appropriate) because of the operation of the provisions of this Annex.

Following a determination by the Calculation Agent (in its sole discretion acting in good faith and in a commercially reasonable manner) that a Settlement Disruption Event has occurred during a Determination Period and that it subsists at 5:00 p.m. London time on the fourth Business Day preceding the relevant Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date (as the case may be), any amount payable shall be made in USD in accordance with the provisions set out above.

For the purposes of these provisions:

“Best Execution Rate” means the rate at which the Calculation Agent may execute a transaction (or transactions) for the sale of the Reference MXN Amount and the purchase of USD at or about 11.00 London time on the day falling two Business Days prior to the Postponed Fixed Interest Date, the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two Business Days thereafter;

"Business Day" means any day excluding Saturday or Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, New York City, Mexico City and TARGET.

“Calculation Agent” means Natixis in accordance with the provisions of the Calculation Agency Agreement entered into between the Issuer and the Calculation Agent dated 15 April 2010 (as amended and/or supplemented from time to time). All references to the Calculation Agent shall include any successor or successors to Natixis as Calculation Agent in respect of the Notes.

"Determination Period" means (i) in relation to any Fixed Interest Date, the period which falls between ten and three Business Days (inclusive) preceding the relevant Fixed Interest Date, as adjusted in accordance with the Following Business Day Convention; (ii) in relation to the Maturity Date, the period which falls between ten and three Business Days (inclusive) preceding the Maturity Date, as adjusted in accordance with the Following Business Day Convention; and (iii) in relation to any Early Redemption Date, the period which falls between ten and three Business Days (inclusive) preceding any Early Redemption Date, as adjusted in accordance with the Following Business Day Convention, as the case may be;

"Postponed Early Redemption Date" means the tenth Business Day following the originally scheduled Early Redemption Date (if any);

“Postponed Fixed Interest Date” means the tenth Business Day following the originally scheduled Fixed Interest Date;

"Postponed Maturity Date" means the tenth Business Day following the originally scheduled Maturity Date;

"Reference Dealers" means leading dealers, banks or banking corporations, which regularly deal in the USD/MXN exchange market, as selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

“Reference Rate” means the lowest of such firm quotes (expressed in MXN per one USD) as the Calculation Agent is able to obtain from five Reference Dealers at or about 11.00 London time for the sale of the Reference MXN Amount and the purchase of USD on the day falling two Business Days prior to the relevant Postponed Fixed Interest Date, the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two Business Days thereafter, as calculated by the Calculation Agent (the “Dealer Poll”). If at least three Reference Dealers provide such firm quotes, the lowest of such quotes shall be the Reference Rate. If two or one Reference Dealers provide such a firm quote, the Reference Rate shall be the lower of the two quotes provided, or if one quote is provided, such quote. Notwithstanding the foregoing, if two or one Reference Dealers provide a firm quote, the Calculation Agent (in consultation with the Issuer), may disregard the result of such Dealer Poll and execute a transaction (or transactions) for the sale of the Reference MXN Amount at or about 11.00 London time at the Best Execution Rate, following which such Best Execution Rate shall be the Reference Rate.

If (i) no Reference Dealer provides a firm quote pursuant to the Dealer Poll, or (ii) in the event that (a) two or one Reference Dealer quotes are obtained, (b) the Calculation Agent (in consultation with the Issuer) elects to disregard the result of the Dealer Poll and (c) the Calculation Agent is unable to obtain a Best Execution Rate, then in each case, the Calculation Agent shall determine the Reference Rate in its sole discretion, acting in good faith and in a commercially reasonable manner, which may result in a USD equivalent amount calculated to be zero;

“Reference MXN Amount” means an amount that is no greater than the Relevant MXN Amount multiplied by N, where “N” means the number obtained by dividing the Nominal Amount outstanding by the Specified Denomination;

"Relevant MXN Amount" means the MXN amount per Specified Denomination which would have been payable on the relevant date if a Settlement Disruption Event had not occurred; and

"Settlement Disruption Event" means any of the events, specified under (i) and (ii) below, as determined by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner:

(i)	the imposition of laws or regulations by the relevant central banking authority or other legislative, governmental or regulatory authority of the United Mexican States which (a) require non-residents of the United Mexican States to obtain permission from such central banking authority or other authority to obtain MXN, or (b) otherwise restrict a non-resident’s ability to obtain MXN or (c) otherwise regulate the purchase or holding of MXN such that costs are imposed in obtaining MXN which would not be imposed in the absence of such regulations, or (d) has the direct or indirect effect of hindering, limiting or restricting the transfer of MXN from the United Mexican States to recipients resident in another country;

(ii)	Euroclear and/or Clearstream, Luxembourg suspend or cease acceptance of MXN as a settlement currency.